Exhibit (d)-(5)

Execution Copy

EQUITY COMMITMENT LETTER

Sequoia Capital China Growth 2010 Fund, L.P.

Sequoia Capital China Growth 2010 Partners Fund, L.P.

Sequoia Capital China Growth 2010 Principals Fund, L.P.

Suite 2215, 22/F, Two Pacific Place,

88 Queensway, Hong Kong

February 28, 2013

Keystone Lodging Holdings Limited

c/o the Offices of Codan Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive, PO Box 2681

Grand Cayman, KY1-1111, Cayman Islands

Ladies and Gentlemen:

This letter agreement sets forth the commitments of Sequoia Capital China Growth 2010 Fund, L.P., Sequoia Capital China Growth 2010 Partners Fund, L.P. and Sequoia Capital China Growth 2010 Principals Fund, L.P. (each, a "Sponsor" and collectively, the "Sponsors"), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Keystone Lodging Holdings Limited, a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands ("Holdco"). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement") to be entered into among 7 Days Group Holdings Limited (the "Company"), Keystone Lodging Company Limited, a wholly-owned subsidiary of Holdco ("Parent"), Keystone Lodging Acquisition Limited, a wholly-owned subsidiary of Parent ("Merger Sub") and Holdco, Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Concurrently with the delivery of this letter agreement, the parties set forth on Schedule A (each, an "Other Sponsor") are entering into letter agreements substantially identical to this letter agreement (each an "Other Sponsor Equity Commitment Letter") committing to invest in Holdco. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.          Commitment. This letter agreement confirms the commitment of each Sponsor, severally and not jointly, and not jointly and severally, subject to the terms and conditions set forth herein, to subscribe for (or cause to be subscribed for) equity securities of Holdco at the subscription price per share equal to the Per Share Merger Consideration and to pay (or cause to be paid) to Holdco in immediately available funds at or prior to the Closing an aggregate cash purchase price equal to the amount set forth opposite such Sponsor’s name on Schedule B hereto (such amount, with respect to each Sponsor is such Sponsor’s "Sponsor Commitment"), which will be applied to (i) fund (or cause to be funded through Parent or Merger Sub) a portion of the Exchange Fund and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay (or cause to be paid through Parent or Merger Sub) related fees and expenses pursuant to the Merger Agreement; provided that (i) no Sponsor shall, under any circumstances, be obligated to contribute more than its Sponsor Commitment to Holdco, and the Sponsors, collectively, shall not, under any circumstances, be obligated to contribute more than $100,000,000 (the "Commitment") to Holdco; and (ii) the liability of each Sponsor hereunder shall not exceed its Sponsor Commitment, and the liability of the Sponsors, collectively, shall not exceed the Commitment. Each Sponsor may effect the purchase of the equity interests of Holdco directly or indirectly through one or more direct or indirect Subsidiaries of such Sponsor or any other private equity fund managed or advised by an affiliate of such Sponsor or any other private equity fund who is a limited partner of such Sponsor or of an affiliate of such Sponsor. The amount of each Sponsor's Sponsor Commitment to be funded under this letter agreement may be reduced in a manner agreed by the Sponsors and the Other Sponsors in the event that Parent does not require all of the equity with respect to which each Sponsor and each Other Sponsor have made the Sponsor Commitment and/or the Commitment, as applicable (as defined, with respect to each Sponsor and each Other Sponsor, in this letter agreement or the applicable Other Sponsor Equity Commitment Letter, as the case may be) but only to the extent that it will be possible for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement with the Sponsors and the Other Sponsors contributing less than the full amount of the Sponsor Commitments and/or the Commitments, as applicable.

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2.          Conditions. The Commitment, including the obligation of each Sponsor to fund its Sponsor Commitment, shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions, (iii) the substantially contemporaneous consummation of the Closing, (iv) the completion of or, if the Equity Financing is funded at the Closing, the substantially contemporaneous, funding of the Debt Financing and/or the Alternative Financing (if applicable) and (v) the substantially contemporaneous closing of the contributions contemplated by the Other Sponsor Equity Commitment Letters which shall not be modified, amended or altered in any manner adverse to the Sponsors without each Sponsor’s prior written consent.

3.          Limited Guaranty. Concurrently with the execution and delivery of this letter agreement, the Sponsors are executing and delivering to the Company a limited guaranty, dated as of the date hereof, related to certain of Parent's payment obligations under the Merger Agreement (the "Limited Guaranty"). The Company’s remedies against the Sponsors under the Limited Guaranty shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its affiliates against the Sponsors or any Non-Recourse Party (as defined in the Limited Guaranty), and the Company shall not have, and is not intended to have, any right of recovery against the Sponsors or any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement and the Transactions, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Sponsors’ breach of their obligations under this letter agreement, except for claims against the Sponsors pursuant to the Limited Guaranty.

4.          Enforceability. This letter agreement may be enforced (i) by Holdco at the direction of the Other Sponsors in a manner agreed by each Sponsor and the Other Sponsors and (ii) by the Company, subject to the conditions specified in Section 9.08 of the Merger Agreement, and subject further to Section 6 hereof as though the Company is a party hereto. Neither Holdco’s, Parent’s, Merger Sub’s nor the Company’s creditors shall have the right to enforce this letter agreement or to cause Holdco to enforce this letter agreement.

5.          No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco, the Sponsors and the Company, provided that the Company's prior written consent is not required if the amendment is permitted under the Merger Agreement. Together with the Merger Agreement, each Other Sponsor Equity Commitment Letter, the Limited Guaranty, each of the Other Guaranties (as defined in the Limited Guaranty) and the Confidentiality Agreements (as defined in the Merger Agreement), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsors or any of their respective affiliates, on the one hand, and Holdco or any of its affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 and Section 13 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Holdco and the Sponsors. Any transfer in violation of the preceding sentence shall be null and void.

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6.          Governing Law; Jurisdiction. This letter agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of New York without regard to conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this letter agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

7.          Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this letter agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this letter agreement, or any of the transactions contemplated by this letter agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications expressed above.

8.          Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.          Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Commitment or any provision of this letter agreement; provided, however, that the Company is an express third-party beneficiary of this letter agreement, to the extent, and only to the extent, of the rights of the Company set forth in Section 4 hereof .

10.         Confidentiality. This letter agreement shall be treated as confidential and is being provided to Holdco solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Sponsor and Holdco; provided, however, that (i) a copy of this letter agreement may be provided to the Company if the Company agrees to treat the letter agreement as confidential, except that the Company may disclose the existence and content of this letter agreement (i) to its affiliates and representatives who need to know the existence of this letter agreement and are subject to the confidentiality obligations set forth herein, and (ii) each of the Sponsors, Holdco and the Company may disclose the existence and content of this letter agreement to the Other Sponsors and to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement, and the Sponsors may disclose the existence and content of this letter agreement to any Sponsor Affiliate (as defined below).

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11.         Termination. This letter, and the obligation of each Sponsor to fund its Sponsor Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Closing (subject to the full performance of such obligation at or prior to Closing), (b) the Termination Date (c) the valid termination of the Merger Agreement in accordance with its terms, or (d) the Company or any of its affiliates asserting a claim that would make the Limited Guaranty become terminable in accordance with Section 8(b) thereof.

12.         No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, the addressee covenants, agrees and acknowledges that no person other than each Sponsor has any obligation hereunder and that, notwithstanding that such Sponsor may be a partnership or limited liability company, the addressee has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, affiliates, members, managers, general or limited partners or assignees of such Sponsor or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent, advisors or representatives of any of the foregoing (each, a "Sponsor Affiliate"), through such Sponsor or otherwise, whether by or through attempted piercing the corporate veil, by or through a claim by or on behalf of Parent against Sponsor Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

13.         Assignment. The rights, interests or obligations under this letter agreement may not be assigned and/or delegated, in whole or in part, by any party or by operation of Law or otherwise without the prior written consent of the other party, except that, without the prior written consent of Holdco, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by any Sponsor to one or more of its affiliated entities, including any private equity fund or venture capital fund managed or advised by an affiliate of the Sponsor or that conducts business legitimately using the name containing "Sequoia Capital" or any other private equity fund or venture capital fund who is a limited partner of such Sponsor or of an affiliate of such Sponsor. Any attempted assignment in violation of this Section 13 shall be null and void.

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Execution Copy

Sincerely,

SEQUOIA CAPITAL CHINA GROWTH 2010 FUND, L.P.
SEQUOIA CAPITAL CHINA GROWTH 2010 PARTNERS FUND, L.P.
SEQUOIA CAPITAL CHINA GROWTH 2010 PRINCIPALS FUND, L.P.

By: SC China Growth 2010 Management, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By SC CHINA HOLDING LIMITED
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Kok Wai Yee

Name: Kok Wai Yee
Title: Authorized Signatory

[Signature Page to Sequoia Equity Commitment Letter]

Execution Copy

Agreed to and accepted:

KEYSTONE LODGING HOLDINGS LIMITED

By:	/s/ Thomas Brandon Mayrhofer
Name: Thomas Brandon Mayrhofer
Title: Director

[Signature Page to Sequoia Equity Commitment Letter]